Exhibit 10.1

6080 CENTER DRIVE, SUITE 1200

LOS ANGELES, CA 90045

June 7, 2019

R. Jason Everett

7845 S. Fairfax Ct.

Centennial, CO 80122

Re: Offer of Employment

Dear Jason:

Global Eagle Entertainment Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.    Position. You will be hired into a grade 13 (exempt status) and, subject to Paragraph 2 below, your initial title will be Vice President and Chief Accounting Officer in the Company’s Finance Department. You will initially report to the Company’s Executive Vice President and Chief Financial Officer.

2.    Commencement Date. Your anticipated commencement date for employment is July 29, 2019 (the “Commencement Date”) and you shall assume the title of Vice President and Chief Accounting Officer one day following the date the Company files its Quarterly Report on Form 10-Q for the three months ended June 30, 2019. Notwithstanding anything to the contrary herein, the Company’s offer of employment and the terms and conditions of such employment contained in this agreement are subject to the approval of the Compensation Committee of the Company’s Board of Directors

3.    Location. You shall initially perform your employment duties at the Company’s offices in Los Angeles, California.

4.    Base Salary. Your initial base salary will be a rate of $250,000.00 per year (“Base Salary”), payable in accordance with the Company’s standard payroll schedule from time to time and subject to all tax withholdings.

5.    Relocation Expenses. The Company shall provide you a relocation allowance (the “Relocation Allowance”) subject to the Company’s customary relocation policies in connection with the relocation of your permanent residence. If you resign for any reason prior to the one-year anniversary of payment of the Relocation Allowance, you agree to repay the Relocation Allowance in full.

6.    Employee Benefits. You will be eligible to participate in customary employee benefit plans and programs made generally available by the Company to its employees from time to time. The Company reserves the right to add, terminate and/or amend any employee benefit plans, policies, programs and/or arrangements from time to time without notice or consideration paid to you.

7.    Annual Bonus. You will be eligible for an annual performance bonus under the Company’s Annual Incentive Plan (as in effect from time to time) with an initial target of 50% of your Base Salary (the “Annual Bonus”) (but prorated for the 2019 performance year based on the number of full months elapsed in 2019 after your Commencement Date). Your actual Annual Bonus will however be subject to the achievement of individual and Company performance metrics to be established by the Company for you from time to time, and the final calculation and bonus determination (including determination of achievement of performance objectives) will be in the sole discretion of the Company. The Company typically pays its Annual Bonuses in March following each performance-year end, e.g., in March 2020 for the 2019 performance year, but the Company will determine the actual date of payment in its sole discretion. You must be employed on the payment date to receive any Annual Bonus, and if you are not employed for any reason on the payment date (subject to the terms of any severance plan in which you then participate), then you will not be entitled to any Annual Bonus or any portion of it.

8.    Initial Equity Incentive. Subject to the approval of the Compensation Committee of the Company’s Board of Directors, you will receive an initial equity award package consisting of the following:

A.     Time-Vesting Restricted Stock Units

You will receive an award of 83,333 Restricted Stock Units (“RSUs”). The RSUs—each of which represents a share of our Common Stock—will generally vest as follows:

(i) 50% on the second anniversary of your vesting commencement date, (ii) 25% on the third anniversary of your vesting commencement date and (iii) 25% on the fourth anniversary of your vesting commencement date, subject to your continuous employment through each applicable vesting date.

B.     Performance Share Units

You will receive an award of 41,667 Performance Stock Units (“PSUs”). The PSUs—each of which represents a share of our Common Stock—will have both time- and performance- based vesting conditions and will generally vest as follows:

(i) 50% on the second anniversary of your vesting commencement date, (ii) 25% on the third anniversary of your vesting commencement date and (iii) 25% on the fourth anniversary of your vesting commencement date, subject to your continuous employment through each applicable vesting date. The vesting of the PSUs is further subject to our Common Stock achieving an average volume-weighted average price per share (“VWAP”) equal to or exceeding $4.00 for 45 consecutive trading days at any time on or prior to the fifth anniversary of the date our Compensation Committee grants your award.

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C.     $4 Goal Stock Options

You will receive an award of 54,975 cash-settled stock options (“$4 Goal Stock Options”). These $4 Goal Stock Options—which have both time- and performance-based vesting conditions—represent your right to receive a cash payment on the exercise date equal to the value of a share of our Common Stock on the exercise date less the exercise price, multiplied by the number of shares for which the $4 Goal Stock Options are being exercised. These $4 Goal Stock Options have a five-year term and will generally vest and become exercisable as follows:

(i) 50% will vest on the second anniversary of your vesting commencement date, (ii) 25% will vest on the third anniversary of your vesting commencement date and (iii) 25% will vest on the fourth anniversary of your vesting commencement date, subject to your continuous employment through each applicable vesting date. The vesting of the $4 Goal Stock Options is further subject to our Common Stock achieving a VWAP equal to or exceeding $4.00 for 45 consecutive trading days at any time on or prior to the fifth anniversary of the date our Compensation Committee grants your award.

D.     $8 Goal Stock Options

You will receive an award of 109,951 cash-settled stock options (“$8 Goal Stock Options”). These $8 Goal Stock Options—which have both time- and performance-based vesting conditions—represent your right to receive a cash payment on the exercise date equal to the value of a share of our Common Stock on the exercise date less the exercise price, multiplied by the number of shares for which the stock options are being exercised. These $8 Goal Stock Options have a seven-year term and will generally vest and become exercisable as follows:

(i) 50% will vest on the second anniversary of your vesting commencement date, and (ii) 50% will vest on the third anniversary of your vesting commencement date, subject to your continuous employment through each applicable vesting date. The vesting of the $8 Goal Stock Options is further subject to our Common Stock achieving a VWAP equal to or exceeding $8.00 for 45 consecutive trading days at any time on or prior to the seventh anniversary of the date our Compensation Committee grants your award.

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For all Stock Options, the exercise price per share will be equal to our per-share Nasdaq closing price on the date that our Compensation Committee grants your award. If the Committee approves your award prior to your Commencement Date, the “grant date” for purposes of your awards shall be your Commencement Date.

In addition, note that although we currently intend to “net  settle” the Stock Options in cash (as outlined above), we may later decide to settle all or a portion of them in shares of our Common Stock.

All equity grants, including the RSUs, PSUs and Stock Options, are subject to the terms and conditions (including relating to vesting) applicable thereto under the Company’s equity incentive plan and your actual equity award agreement(s).

9.    Change in Control and Severance Protection. You will participate in the Company’s Change in Control and Severance Plan for Senior Management (as amended from time to time), as a “Tier III participant” thereunder.

10.    Clawback. Notwithstanding any other provision in this agreement to the contrary, any incentive-based compensation or any other compensation paid to you pursuant to the agreement or any other agreement or arrangement with the Company or any of its subsidiaries from time to time shall be subject to recovery or deductions as may be required under any law, government regulation, stock exchange listing requirement or policy adopted by the Board from time to time, including the Policy Regarding Recoupment of Certain Executive Incentive-Based Compensation adopted by the Board on September 18, 2017, or as determined by the Board pursuant to such law, government regulation, stock exchange listing requirement, or Board policy.

11.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other directorships, employment, consulting or other business activity without the Company’s prior written consent. While you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

12.    Temporary Living Allowance (TLA). The Company will pay you an allowance of $357 per day (i.e., the IRS per diem rate) to cover your housing/hotel, food and transportation for each working day that you are in the Company’s Los Angeles, California offices, until the earlier of (i) the 12-month anniversary of the Commencement Date and (ii) the date on which you establish a primary residence in a location to be designated by the Company. The Company’s expectation is that you will work from its Los Angeles office from Monday through Friday each week until it determines otherwise.

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13.    Expense Reimbursement. In accordance with the Company’s travel and expense-reimbursement policies, the Company shall reimburse you for all travel required in connection with the performance of your services (including your weekly airfare to and from Los Angeles during your first year of employment with the Company). The Company will also reimburse other out-of-pocket business expenses reasonably incurred by you, beyond those covered by TLA, in the performance of your services hereunder during the term of your employment. All reimbursable expenses shall be appropriately documented in reasonable detail by you upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policies and procedures, as well as applicable federal and state tax record-keeping requirements.

14.    Indemnification. You will be entitled to customary indemnification for executive officers of the Company pursuant to terms of an indemnity agreement to be entered into between you and the Company.

15.    Drug Testing and Background Check. You must undergo a drug test for illegal use of drugs within 72 hours of your acceptance of this agreement. This test (and satisfactory results on it) is a condition precedent to your employment with the Company, even if you commence employment prior to our receiving the results of that test. If you refuse to submit to the test for any reason or test positive for illegal drug use without sufficient explanation (as determined by an independent medical review officer), then the Company may rescind this Agreement and the offer of employment in its discretion without liability. You also authorize the Company to conduct a background check prior to your Commencement Date, and this check (and satisfactory results on it) is also a condition precedent to your employment with the Company. This check will include a criminal investigation and verification of citizenship/immigration status, employment history and education. It also may include a credit check if we determine that to be appropriate. You will receive additional written disclosure(s) of the background check and credit check and a written authorization form for your completion. You hereby consent to the foregoing drug test and background checks, and waive all claims that you may have against the Company and its employees, representatives and vendors for invasion of your privacy or under any other legal theory or statute in respect thereof.

16.    Employment Relationship. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. If you decide to resign from your employment, we will consider your notice of resignation effective only when delivered in writing to your manager.

17.    Restrictive Covenant Agreement. As a condition to your employment with the Company, you are required to concurrently enter into an Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment and Non-Solicitation (the “Restrictive Covenant Agreement”), which is attached hereto as Attachment A.

18.    Employee Representations, Warranties and Covenants; Company Policies. You represent and warrant that you have no contractual commitments or other legal obligations or restrictions (including to a current or prior employer) that would prohibit or impair you from performing your duties for the Company. You agree not to violate any confidentiality, restrictive covenant (e.g., a non-solicitation or non-competition obligation) or other obligations that you owe to any other person (including to a current or prior employer) during your employment with the Company. You agree to abide by the Company’s general employment

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policies and practices, including those set forth in its Employee Handbook, its Conflicts of Interest Policy, its Code of Ethics, its Whistleblower Policy and Procedures and Global Business Conduct and Compliance Policies Manual (as each may be amended from time to time) as well as such other policies and procedures as the Company shall from time to time establish.

19.    Arbitration. Any and all claims or controversies arising out of or relating to your employment, the termination thereof, or otherwise arising between the parties hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Los Angeles, California, in accordance with then-current rules of the American Arbitration Association applicable to employment disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. The Company shall be solely responsible for all costs of the arbitration, provided that each party shall be responsible for paying its own costs for the arbitration process, including attorneys’ fees, witness fees, transcript costs, lodging and travel expenses, expert witness fees, and online research charges, subject to the last sentence of this paragraph. Notwithstanding the foregoing, the parties may seek injunctive or equitable relief to enforce the terms of this Agreement in any court of competent jurisdiction.

Except where prohibited by law, the parties must bring “covered claims” (which are any and all claims or controversies arising out of or relating to your employment, the termination thereof or otherwise arising between the parties hereto, except for “non-covered claims” described in the following paragraph) on an individual basis only, and arbitration on an individual basis is the parties’ exclusive remedy. Neither party may submit a multi-plaintiff, class, collective or representative action for resolution under this Agreement, and no arbitrator has the authority to proceed with arbitration on such a basis. A court of competent jurisdiction (but not the arbitrator) can decide any disputes concerning the validity of the waivers in the preceding two sentences. In the event that a court determines that these waivers are unenforceable with respect to any claim or portion of a claim, then these waivers will not apply to that claim or portion of the claim, and that claim (or portion thereof) may then only proceed in a court as the exclusive forum.

“Non-covered claims” are: claims for workers’ compensation or unemployment benefits; petitions or charges that could be brought before the National Labor Relations Board; claims under a collective bargaining agreement; claims under employee pension, welfare benefit or stock-option plans if those plans provide a dispute resolution procedure; representative claims under California’s Labor Code Private Attorneys General Act of 2004, California Labor Code §§ 2698, et seq.; and any other claims which are not subject to arbitration or pre-dispute arbitration agreements.

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Please accept this offer by signing below and by signing the attached Restrictive Covenant Agreement.

Very truly yours, GLOBAL EAGLE ENTERTAINMENT INC.

By:

Name:

Title:

I hereby accept this employment offer:

R. Jason Everett

Dated:

Attachment

Attachment A:	Employee Statement and Agreements Regarding Confidentiality, Proprietary Information, Invention Assignment and Non-Solicitation

Signature Page to Offer of Employment

Attachment A

See attached.

GLOBAL EAGLE ENTERTAINMENT INC.

EMPLOYEE STATEMENT & AGREEMENTS REGARDING

CONFIDENTIALITY, PROPRIETARY INFORMATION, INVENTION ASSIGNMENT

AND NON-SOLICITATION

In consideration of and as a condition of my employment with Global Eagle Entertainment Inc. (“Global Eagle”) and my receipt of the salary and other compensation to be paid to me by Global Eagle, I, the undersigned employee, do hereby agree to the following (this “Restrictive Covenant Agreement”):

1. PROPRIETARY INFORMATION, COPYRIGHTS, MASK WORKS & INVENTIONS

The success of Global Eagle, along with its subsidiaries, affiliates, successors and assigns (the “Company Group”) depends, among other things, upon strictly maintaining confidential and secret information relating to its trade secrets, technology, accounting, costs, research, development, sales, manufacturing, methods, production, testing, implementation, marketing, financial information, financial results, products, customers, suppliers, staffing levels, employees, shareholders, officers and other information peculiarly within the knowledge of and relating to Global Eagle’s business, and to which employees may acquire knowledge or have access to during the course of their employment by the Company Group. All such information is hereinafter collectively referred to as “Proprietary Information.” Proprietary Information shall be broadly defined. It includes all information, data, trade secrets or know-how that has or could have commercial value or other utility in Global Eagle’s business or in which the Company Group contemplates engaging. Proprietary Information also includes all Company Group information the unauthorized disclosure of which is or could be detrimental to the interests of the Company Group, whether or not such information is identified as confidential or proprietary information by the Company Group.

Notwithstanding the above, Proprietary Information shall not include any information, data, trade secrets or know-how that (i) I can prove was known by me prior to the commencement of my employment with the Company Group or (ii) is or becomes publicly known from another source that is under no obligation of confidentiality to the Company Group without fault on my part. I do not know any information, data, trade secrets or know-how that would be Proprietary Information but for this provision.

The success of the Company Group also depends upon the timely disclosure of inventions made by the Company Group employees in the course of their employment and, in appropriate circumstances, the full cooperation of employee inventors in filing, maintaining and enforcing United States and foreign country patent applications and patents covering such inventions.

In view of the foregoing and in consideration of my employment by Global Eagle and as a further condition thereof, I agree as follows:

A.     PREVIOUS EMPLOYMENT

I acknowledge that it is the policy of Global Eagle to require that its employees strictly honor all obligations regarding proprietary information of former employers. I acknowledge and agree that I have a continuing obligation to protect and safeguard the proprietary information of my former employer(s), if any. I will not use any confidential or proprietary information of my former employer(s) in connection with my employment by Global Eagle.

B.     PROPRIETARY INFORMATION

I shall exercise utmost diligence to protect and guard the Proprietary Information of the Company Group. Neither during my employment by Global Eagle nor thereafter shall I, directly or indirectly, use for myself or another, or disclose to another, any Proprietary Information (whether acquired, learned, obtained or developed by me alone or in conjunction with others) of the Company Group except as such disclosure or use is (i) required in connection with my employment with Global Eagle, (ii) consented to in writing by Global Eagle, or (iii) legally required to be disclosed pursuant to a subpoena or court order, and in the case of (iii), disclosure may only be made after I have informed Global Eagle of such requirement and assisted Global Eagle in taking reasonable steps to seek a protective order or other appropriate action. Except in connection with the performance of my duties and responsibilities as provided for in the Offer of Employment to which this Restrictive Covenant Agreement is attached, I agree not to remove any materials relating to the work performed at the Company Group without the prior written permission of the Chief Executive Officer (or his designee) of Global Eagle. Upon request by Global Eagle at any time, including in the event of my termination of employment with Global Eagle, I shall promptly deliver to Global Eagle, without retaining any copies, notes or excerpts thereof, all memoranda, journals, notebooks, diaries, notes, records, plats, sketches, plans, specifications, or other documents (including documents on electronic media and all records of inventions, if any) relating directly or indirectly to any Proprietary Information made or compiled by or delivered or made available to or otherwise obtained by me. Each of the foregoing obligations shall apply with respect to Proprietary Information of customers, contractors and others with whom any member of the Company Group has a business relationship, learned or acquired by me during the course of my employment by the Company Group. The provisions of this section shall continue in full force and effect after my termination of employment for whatever reason. Notwithstanding anything herein to the contrary, nothing in this Restrictive Covenant Agreement shall (i) prohibit me from making reports or participating in the investigation of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of local, state or federal law or regulation, or (ii) require notification to or prior approval by the Company Group of any reporting described in clause (i).

C.     COPYRIGHT & MASK WORKS

All rights in and to any copyrightable material (including, but not limited to, computer programs) or material protectable as a mask work under the

Semiconductor Chip Protection Act of 1984 which I may originate pursuant to or in connection with the Business, and which are not expressly released by Global Eagle in writing, shall be deemed as a work for hire and shall be the sole and exclusive property of the Company Group.

D.     INVENTIONS

With the exception of “EXEMPT” inventions, as defined herein, any and all inventions, including original works of authorship, concepts, trade secrets, improvements, developments and discoveries, whether or not patentable or registrable under copyright or similar laws, which I may conceive or first reduce to practice (or cause to be conceived or first reduced to practice), either alone or with others during the period of my employment with the Company Group (hereinafter referred to as “Inventions”) shall be the sole and exclusive property of the Company Group, its successors, assigns, designees, or other legal representatives (“Company Group Representatives”) and shall be promptly disclosed to Global Eagle in writing, and I hereby assign to the Company Group all of my right, title and interest in such Inventions.

I agree to keep and maintain adequate and current written records of all Inventions and their development that I make (solely or jointly with others) during the period of employment. These records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company Group. The records will be available to and remain the sole property of the Company Group at all times.

I shall, without further compensation or consideration, but at no expense to me:

(a)	communicate to Global Eagle any facts known by me respecting the Inventions;

(b)

do all lawful acts, including the execution and delivery of all papers and proper oaths and the giving of testimony deemed necessary or desirable by Global Eagle or the Company Group, with regard to said Inventions, for protecting, obtaining, securing rights in, maintaining and enforcing any and all copyrights, patents, mask work rights or other intellectual property rights in the United States and throughout the world for said Inventions, and for perfecting, affirming, recording and maintaining in the Company Group and Company Group Representatives sole and exclusive right, title and interest in and to the Inventions, and any copyrights, Patents, mask work rights or other intellectual property rights relating thereto; and

(c)

generally cooperate to the fullest extent in all matters pertaining to said Inventions, original works of authorship, concepts, trade secrets, improvements, developments and discoveries, any and all applications, specifications, oaths, assignments and all other instruments which Global Eagle shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Global Eagle, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

Compliance with California Labor Code Section 2870 – Inventions Made on Your Own Time – An “EXEMPT” invention is one which:

(a)	was developed entirely on my own time without using Company Group equipment, supplies, facilities, or trade secret information;

(b)	does not relate at the time of conception or reduction to practice of the invention to the Business, or to its actual or demonstrably anticipated research or development; and

(c)	does not result from any work performed by me for the Company Group.

Inventions which I consider to be “EXEMPT” but made solely or jointly with others during the term of my employment, shall be disclosed in confidence to Global Eagle for the purpose of determining such issues as may arise.

I acknowledge and agree that my obligations with respect to the foregoing shall continue after the termination of my employment with Global Eagle. If I am unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Group as above, then I hereby irrevocably designate and appoint Global Eagle and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me.

Pursuant to the Defend Trade Secrets Act of 2016, I understand that: (i) an individual may not be held criminally or civilly liable under any U.S. federal or state trade secrets law for the disclosure of a trade secret that: (A) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (ii) further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

Listed on the attached sheet by descriptive title for purposes of identification only are all of the inventions made by me (conceived and reduced to practice) prior to my employment by Global Eagle that I consider to be my property and excluded from this Restrictive Covenant Agreement. If I have not attached any such sheet, and it is not countersigned by Global Eagle, then I acknowledge that there are no such inventions.

2. NON-SOLICITATION

I acknowledge that Global Eagle is making a substantial investment in time, money, effort, goodwill and other resources in the business of the Company Group, and in my continued employment with Global Eagle. I acknowledge and agree that Global Eagle and the Company Group are entitled to protect their legitimate business interests and investments and prevent me from using my knowledge of its trade secrets and Proprietary Information to the detriment of the Company Group. I also acknowledge that the nature of the business of the Company Group is such that the on-going relationship among each member of the Company Group and their respective employees, clients and customers is material and has a significant effect on the ability of the Company Group to obtain business. In view of the foregoing and in consideration of my employment by Global Eagle and as further condition thereof, I agree as follows:

A.     NON-SOLICITATION OF EMPLOYEES

During the period of my employment and for twelve (12) months following the termination thereof for any reason, I will not, without Global Eagle’s prior written consent, directly or indirectly, on behalf of myself or any other person or organization, induce, knowingly solicit or encourage to leave the employment of any member of the Company Group, any employee of any member of the Company Group, or any such person who has been an employee thereof for the six months preceding my termination of employment.

I acknowledge that the limits set forth herein are reasonable and properly required to adequately protect the Company Group’s legitimate business interests and to prevent unfair competition. However, if in any proceeding, a court or arbitrator shall refuse to enforce this Restrictive Covenant Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business of Global Eagle, it is expressly understood and agreed between the parties hereto that this Restrictive Covenant Agreement is deemed modified to the extent necessary to permit this Restrictive Covenant Agreement to be enforced in any such proceedings. I further agree that if there is a breach or threatened breach of the provisions of this Section 2, the Company Group shall be entitled to an injunction restraining me from such breach or threatened breach, in addition to any other relief permitted under applicable law or pursuant to my Offer of Employment. Global Eagle will not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction. Nothing herein shall be construed as prohibiting Global Eagle from pursuing any other remedies, at law or in equity, for such breach or threatened breach.

3. ARBITRATION

Any and all claims or controversies arising out of or relating to my employment, the termination thereof, or this Restrictive Covenant Agreement hereto shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration before a single arbitrator in Los Angeles, California, in accordance with then-current rules of the American Arbitration Association applicable to employment and related disputes. This agreement to arbitrate includes all claims whether arising in tort or contract and whether arising under statute or common law including, but not limited to, any claim of breach of contract, discrimination or harassment of any kind. The obligation to arbitrate such claims shall continue forever, and the arbitrator shall have jurisdiction to determine the arbitrability of any claim. The arbitrator shall have the authority to award any and all damages otherwise recoverable in a court of law. The arbitrator shall not have the authority to add to, subtract from or modify any of the terms of this Agreement. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof. Global Eagle shall be solely responsible for all costs of the arbitration, provided that each party shall be responsible for paying its own costs for the arbitration process, including attorneys’ fees, witness fees, transcript costs, lodging and travel expenses, expert witness fees, and online research charges, subject to the last sentence of this paragraph. I shall not be required to pay any type or amount of expense if such requirement would invalidate this agreement or would otherwise be contrary to the law as it exists at the time of the arbitration. Notwithstanding and in addition to the foregoing, Global Eagle may seek injunctive or equitable relief to enforce the terms of this Restrictive Covenant Agreement in any court of competent jurisdiction.

Except where prohibited by law, the parties must bring “covered claims” (which are any and all claims or controversies arising out of or relating to your employment, the termination thereof or otherwise arising between the parties hereto, except for “non-covered claims” described in the following paragraph) on an individual basis only, and arbitration on an individual basis is the parties’ exclusive remedy. Neither party may submit a multi-plaintiff, class, collective or representative action for resolution under this Agreement, and no arbitrator has the authority to proceed with arbitration on such a basis. A court of competent jurisdiction (but not the arbitrator) can decide any disputes concerning the validity of the waivers in the preceding two sentences. In the event that a court determines that these waivers are unenforceable with respect to any claim or portion of a claim, then these waivers will not apply to that claim or portion of the claim, and that claim (or portion thereof) may then only proceed in a court as the exclusive forum.

“Non-covered claims” are: claims for workers’ compensation or unemployment benefits; petitions or charges that could be brought before the National Labor Relations Board; claims under a collective bargaining agreement; claims under employee pension, welfare benefit or stock-option plans if those plans provide a dispute resolution procedure; representative claims under California’s Labor Code Private Attorneys General Act of 2004, California Labor Code §§ 2698, et seq.; and any other claims which are not subject to arbitration or pre-dispute arbitration agreements.

4. GENERAL PROVISIONS

A.	This Restrictive Covenant Agreement will be governed by the laws of the State of Delaware.

B.

Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Restrictive Covenant Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law, and the remaining provisions of this Restrictive Covenant Agreement shall remain in full force and effect. This Restrictive Covenant Agreement may not be assigned by me without the prior written consent of Global Eagle. Subject to the foregoing sentence, this Restrictive Covenant Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Global Eagle, its successors, and its assigns, and may be assigned by Global Eagle and shall be binding and inure to the benefit of Global Eagle, its successors and assigns.

C.

The provisions of this Restrictive Covenant Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or parts thereof shall nevertheless be binding and enforceable. In the event that any provision of this Restrictive Covenant Agreement is deemed unenforceable, Global Eagle and I agree that a court or an arbitrator chosen pursuant to the terms hereof shall reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. Global Eagle and I agree that each desires the court or arbitrator to reform such provision, and therefore agree that the court or arbitrator will have jurisdiction to do so and that each will abide by the determination of the court or arbitrator.

D.

I have had the opportunity to review this Restrictive Covenant Agreement and have had the opportunity to ask questions regarding the nature of my employment with Global Eagle I have also been advised that I have been given the opportunity to allow legal counsel to assist me in the review of this Restrictive Covenant Agreement prior to my execution of this Restrictive Covenant Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with Global Eagle. I have not entered into, and I agree I will not enter into any oral or written agreements in conflict herewith.

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I have read, and I understand and agree to comply with all terms and conditions above without any reservation whatsoever.

R. Jason Everett

Signature:

Date:

Global Eagle Entertainment Inc.

By:

Name:

Title:

Signature Page to Restrictive Covenant Agreement